Exhibit 23.1

[Logo and Letterhead of Aircraft Information Services, Inc.]

March 6, 2019

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”)

Four Boeing 737-900ER, Two Airbus A220-100, Six Airbus A321-211

and Two Airbus A350-941 Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering,” (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about March 6, 2019, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated March 6, 2019, included in Registration Statement No. 333-230087 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2019-1.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

By:	/s/ Mark D. Halsor
	Name:	Mark D. Halsor
	Title:	President

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